Prospectus Supplement filed under Rule 424(b)(3)
                                                   Registration Number 333-91749

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Prospectus Supplement No. 6, dated June 1, 2000
(To  Prospectus, dated January 3, 2000)




                               [AIRGATE PCS LOGO]




      644,400 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS


     This prospectus supplement to the prospectus dated January 3, 2000 relates to our offering of 644,400 shares of common stock issuable by us from time to time upon exercise of warrants sold by us in our units offering, which was completed on September 30, 1999.

     This prospectus supplement should be read in conjunction with the prospectus dated January 3, 2000, as supplemented, which is to be delivered with this prospectus supplement. The information in this prospectus supplement updates certain information contained in Prospectus Supplement No. 5 dated
May 16, 2000.


       THIS  INVESTMENT INVOLVES RISK.  SEE "RISK FACTORS" BEGINNING ON
          PAGE 17 OF PROSPECTUS SUPPLEMENT NO.5 DATED MAY 16, 2000.


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Neither  the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
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     On  May  26, 2000, at a Special Meeting of the Stockholders of AirGate PCS,
Inc., the Stockholders voted to amend AirGate PCS' Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 25,000,000 shares to 150,000,000 shares. This amendment was filed and became effective with the Delaware
Secretary  of  State  on  May  26,  2000.

This Prospectus Supplement No. 6, dated May 31, 2000, updates Prospectus Supplement No. 5, dated May 16, 2000.